Exhibit 99.1

INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 CONTAINING THE PROXY STATEMENT/PROSPECTUS CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION BETWEEN ALESCO FINANCIAL INC. AND COHEN BROTHERS, LLC. INVESTORS WILL BE ABLE TO OBTAIN THE PROXY STATEMENT/PROSPECTUS AND ALL OTHER RELEVANT INFORMATION FILED BY ALESCO FINANCIAL INC. WITH THE SECURITIES AND EXCHANGE COMMISSION FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALESCO FINANCIAL INC., ATTN: INVESTOR RELATIONS, 2929 ARCH STREET, 17TH FLOOR, PHILADELPHIA, PENNSYLVANIA 19104.

Alesco Financial Inc.

Fourth Quarter and Fiscal Year 2008 Earnings Call

OPERATOR

Good day, ladies and gentlemen, and welcome to the Alesco Financial, Inc. Fourth Quarter and Fiscal Year 2008 Earnings Conference Call. Before we begin, Alesco Financial would like to remind everyone that information provided in its earnings release and during this call contain forward-looking statements which involve a number of risks and uncertainties.

Alesco Financial cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained or implied in the forward-looking information. Factors that may affect future results are contained in Alesco’s financial filings with the SEC, which are available at the SEC’s website at www.sec.gov.

At this time, all participants have been placed in a listen-only mode. Following formal remarks, the call will be open to questions. I would now like to turn the call over to Jay McEntee, President and CEO of Alesco Financial. Sir, you may begin.

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

Thank you very much, Operator, and good morning, everyone. Welcome to our 2008 Year End Earnings Call. Also representing the Company with me today is John Longino, our Chief Financial Officer. We are going to cover a number of topics today that I hope will be of interest to you. We continue to be in a most unusual and stressful environment and I want to be sure that each of you leaves this call with an appreciation for Alesco’s positioning to deal with both the challenges these times present and the opportunities that they afford us.

As part of this call, I will talk about the proposed merger between Alesco and Cohen & Company. We appreciate the fact that all of our shareholders are interested in more information about this transaction and I will do my best to provide some information today.

I want to remind everyone that the proposed merger will not be the subject of a shareholder vote until a few months from now. In the interim, a proxy statement and related documents will be filed with the SEC and ultimately submitted to shareholders for consideration. Those documents will contain more detailed information on the merger, including the audited financials for Cohen & Company and pro forma information on the combined company.

Shareholders will have ample time to review these documents and ask me and the management of Cohen & Company whatever questions they think are pertinent. We and our independent directors are very confident that this transaction is in the best interest of AFN shareholders and we are equally confident that the proxy statement and related documents will contain information that will lead you to the same conclusion.

Before talking more about the merger, let me first discuss the year end results. I’m going to change the format of this call — this part of the call a bit. In the past, our practice has been to recite the quarter and full year numbers in quite some detail, essentially reading out loud the press release and parts of documents otherwise available to shareholders. Instead, I will focus on just the highlights and hopefully present the information in such a way as to fairly depict the Company — the position our company is currently in.

So, on our call today, I would like to focus on a few major areas. First, I’ll update you on our liquidity and financial position. Second, I’ll provide a brief overview of our asset performance through the end of 2008, and then will hand the call over to John Longino, who will provide additional high level information about our results for 2008. Finally, I will review the proposed merger with Cohen & Company.

In terms of liquidity, as of the end of the third quarter we had bought back $78.8 million of the $140 million convertible debt which could have been put to us at par in May of 2012. Early in the fourth quarter, we bought back an additional $32.5 million of the convert increasing the total par value of purchases to $111 million and reducing the outstanding balance to $28.7 million.

The aggregate cost to us to buy back this $111 million in par amount of debt was $50.6 million. As of today, we also continued to have $49.6 million of TruPS debt with an average maturity date of August 2036 bringing our total recourse debt outstanding to $78.3 million. Obviously, we thought it was important to make the 2012 obligations more manageable and we believe we have achieved this goal. During the fourth quarter of 2008, our unrestricted cash balance decreased to $86 million from $96 million at September 30, 2008. This change was due primarily to using $18.6 million of cash for the fourth quarter debt buy backs offset by $8.6 million of net cash flows from operations.

With respect to our asset performance, we continued to be materially impacted by the financial crisis. By way of review, let’s keep in mind that our business strategy was to invest on a levered basis in MBS securities, loans to financial services companies — mostly banks, and middle market loans. Each of these areas has been or is being sequentially run over by the current economic crisis we are in. Actually, it is hard to see any area of our economy that, if it has not been hit yet, will escape this storm.

With respect to our MBS securities and residential mortgage loans, these assets were really the frontline for the current crisis. There is very little, if any, value that remains in these investments and we believe there is little, if any, prospect for recovery.

Following the adverse impact in the ABS sector was the impact on financial institutions, including Bear Sterns, Lehman, AIG, Countrywide, IndyMac and many other lesser known companies. In the case of our loans to financial services companies consisting mostly of trust preferred securities issued by banks held in CDOs, deferral and/or default rates across our CDOs average over 10%. This is well in excess of anything anyone expected, even under the worst of assumptions.

As of 12/31/08, the aggregate principal amount of the 35 TruPS investments that have defaulted or are currently deferring interest payments was $551 million representing approximately 10.7% of our combined TruPS portfolio. Of this amount, $250 million are defaulted securities which have been completely written off in our consolidated financial statements.

Subsequent to December 31, 2008, we have experienced two additional deferrals with an aggregate principal amount of $50 million bringing the total deferrals and defaults to $601 million, with an additional $38 million principal amount of TruPS previously deferring interest payments as of December 31, 2008 having defaulted, bringing totally defaulted securities to $288.5 million. We expect to experience additional deferrals on the upcoming March payment dates.

The TruPS deferrals and defaults described above have resulted in the over collateralization tests being triggered in all eight TruPS CDOs in which we hold equity interests. It now appears unlikely that AFN, as a holder of equity securities, will receive any further distributions of cash on our TruPS CDO portfolio and if there are any distributions, they will not be realized for years to come.

The Emporia platform, our middle market loan portfolio, has experienced a significant increase in the number of loans being moved onto our watch list, but has not yet seen a dramatic increase in the level of defaults. We have increased reserve levels on specific problem loans to $16.4 million at 12/31/08 as compared to $13.4 million at the end of the third quarter, and total reserves to $26.8 million at 12/31 as compared to $20.6 million as of 9/30.

Also, part of this portfolio, at December 31, included $164 million of middle market loan assets on a warehouse facility secured by $39 million of cash from AFN. This warehouse facility is due to expire in May 2009. Prior to the May maturity date, we do not expect that the warehouse lender will offer us acceptable refinancing terms or the ability to extend the warehouse facility.

As of December 31, 2008, we have transferred all of the levered loans included in this warehouse facility to the held for sale category and as a result recorded an unrealized loss of $101 million. Since it is likely the securitization markets will remain effectively closed through the May 2009 maturity date, we will likely lose the $39 million first lost cash deposited with the warehouse lender, which is the maximum amount of loss that we are exposed to from the warehouse facility.

AFN has no further liability related to this warehouse facility, nor is it expected to provide AFN with any additional cash distributions. In Q4, we realized $4.5 million in positive cash flow from our Emporia assets, including $1.3 million from loans in the warehouse facility. Current conditions suggest the Emporia assets will suffer added stress; therefore, we believe defaults are likely to increase.

In addition, ratings on the underlying loans which can impact cash flows are deteriorating. On February 28, 2009, Cohen & Company sold its Emporia business to an unrelated third party in recognition of the limited potential to grow this business in the near and mid-term. The Emporia assets owned by Alesco will continue to be managed by most of the same team now employed by the unrelated third party. I will now hand the call over to John Longino to provide some high level information on our results for 2008.

JOHN LONGINO - ALESCO FINANCIAL INC. - TREASURER, CFO

Thanks, Jay. As I have indicated on prior earnings calls, the accounting requirements related to including the financial results of the individual CDO and CLO entities in which we hold majority ownership stakes make the presentation of our consolidated GAAP financial statements very complicated and unfortunately not very meaningful for someone trying to understand the economic results of our operations and economic values of our assets and liabilities.

The most telling current example of this situation is the fact that we were required to record a $101 million unrealized loss in our fourth quarter income statement related to the Emporia warehouse even though our maximum loss exposure related to this warehouse is $39 million. I will therefore concentrate my comments on what I feel most of our investors want to better understand — net cash earnings on investments, debt service costs, and ongoing G&A expenses, as well as additional information about cash.

In the fourth quarter, we generated $8.3 million in net cash earnings on our investments, down from $11.6 million in the third quarter. Of the $8.3 million, $4.5 million came from the Emporia portfolio, which was down from $5 million in Q3. $3 million came from our residential mortgage portfolio down from $4.8 million in Q3, and both of these amounts include proceeds from sales of REO properties.

$400,000 came from MBS assets down from $718,000 in Q3. $200,000 came from TruPS, which is down from $458,000 in Q3, and $200,000 came from other, which is primarily interest income on unrestricted cash and this is down from $600,000 in Q3 due to a significant drop in rates. The $8.3 million in fourth quarter net cash earnings on investments is expected to decrease in the first quarter of 2009.

This decrease assumes we generate comparable earnings from our on balance sheet TruPS, Emporia loans, residential mortgage pool, and unrestricted cash, but does not include any earnings from MBS assets or possible proceeds from additional sales of REO properties. Unless we buy back additional debt, the annual recourse debt service cost is expected to be approximately $6 million.

G&A costs paid directly by Alesco consist primarily of legal and professional fees, outside director fees, and D&O liability insurance expense. These costs typically total about $1 million per quarter. However, these costs are expected to spike up to about $2 million in the first quarter of 2009 due to costs associated with the proposed merger and then return in future quarters to the $1 million level. As long as the two Emporia CLOs continue to cash flow, we expect to have modest, positive cash flow each quarter.

As Jay indicated, as of December 31, 2008, we had $86 million in unrestricted cash. The $10 million decrease from $96 million at September 30, was due to using the $18.6 million for convert debt buy backs offset by $8.6 million of net cash flows from operations in the fourth quarter. As of December 31st, our cash is primarily invested in FDIC insured funds, which protect us from loss in the event our banking institution was to fail for results in a very low rate of interest being earned on our unrestricted cash balance. I will now turn the call back over to Jay McEntee.

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

Thanks, John. Now I would like to review the merger and the process we will likely follow and then open up the call for questions. As you know, on Friday, February 20th, Alesco and Cohen & Company entered into a definitive merger agreement. In terms of how we got to this point, I would like to remind those of you who have listened to prior calls that we’ve been considering strategic alternatives for nearly a year now. The independent members of our Board formed a special committee to review potential transactions and they and their advisors have been very active in this process.

We feel the need to effectuate a strategic transaction as a result of prevailing market conditions and the lack of any real likelihood of a material recovery with respect to our investments. In short, we find ourselves as an externally managed, levered credit based investment vehicle in the worst of all credit environments. Fortunately, as a result of a number of decisions we made, time has been on our side. We have no liquidity issues and have a strong balance sheet. It is clear to the management team and the Board, however, that we must move forward.

One alternative we considered is to liquidate the Company. This is not feasible, however, given the outstanding debt of the Company. Alesco has $28.7 million outstanding on the convert, and $49.6 million in trust preferred debt. This aggregate of $78.3 million is close to the amount of [on hand] of $86 million which would have to be further reduced by any expenses of liquidation.

Another alternative is to invest the cash proceeds in one of several of the many investment opportunities that exist today. However, such a strategy would have limited benefits under conditions that exist in today’s marketplace. First, such a capital intensive business plan would not allow the business to move forward beyond simply investing cash on hand under current conditions where capital is unavailable.

Second, shareholders should be mindful that, although there are assets available today which could provide robust returns, these investments are far from risk free. Moreover, not all of our cash would be available to be invested for the long term. Liquidity must be maintained to cover the convert in some level of normal working capital. Finally, any gains on these investments may be subject to corporate level tax in the event REIT status cannot be maintained and could also trigger management incentive fees payable to Cohen.

Alternatively, we believe it best to effectuate a transaction whereby the business model of the Company is moved to be less capital intensive where capital deployed can generate both investment income and fee income, where the Company ceases to be externally managed, where the shareholders can participate in the upside of a more comprehensive operating business, and with the shareholders’ interest completely aligned with management’s interests. In this regard, Cohen offers a number of attractive opportunities as a potential merger partner.

First, Cohen has a strong and deep management team well positioned for current conditions. Second, Cohen is generating positive cash flow through a steady stream of asset management fees and a growing capital markets business that we believe holds promise for the future. Cohen generated approximately $84 million in revenue and had operating income before non-cash charges, which include non-cash from mark to market charges on Cohen’s Legacy investments of $38.5 million for the year ended December 31, 2008. Their year end audit is close to completion and full financial statements will be available shortly and provided to the public when the first merger proxy is filed.

Third, the merger will eliminate ongoing belated party management fees and expenses associated with the current external management agreement and we expect the combined company to realize significant cost savings, which we estimate at $4 million annually from reducing staff headcount, insurance costs, and professional fees. Also, the merger allows AFN to enter into a strategic transaction that rationalizes the Cohen/AFN relationship without Alesco having to incur any termination fee.

Fourth, Cohen knows Alesco’s existing assets well and can maximize any potential return from these assets. Fifth, by internalizing management, Alesco’s shareholders will be totally in sync with its manager — they will be one and the same. Finally, if we were to enter into an alternative strategic transaction with another party and would concurrently terminate our management agreement with Cohen, the termination would result in the convert being immediately putable by its holders, requiring us to pay $28.7 million and it would also result in a significant termination fee payable to Cohen.

The combined company will specialize in earning fee income from credit related fixed income investments where Cohen has deep expertise in key sectors of the fixed income markets. It will have two primary businesses — asset management and capital markets. For the full 2008 year, Cohen & Company generated $64 million in fees from assets under management, including fees from managed CDOs and managed investment funds. While these asset management fees have declined as a result of recent market conditions, Cohen still expects to recognize between $35 million and $40 million fees in 2009.

In addition to the CDOs, Cohen also manages two investment vehicles with good track records — Brigadier and Strategos Deep Value — which as of year end 2008, had an aggregate $300 million in assets under management. Each generated base management fees of 1.5% to 2% of net asset value and incentive fees of 20%. The merged company will seek to grow this profitable platform through the expansion of existing funds as well as the creation of new ones.

Moreover, given the dislocation in the financial markets, we expect that there will also be opportunities to achieve growth and diversification through acquisitions of other asset management and investment firms. The most rapidly growing part of Cohen & Company’s business is the capital markets business. It engages in sales, trading, structuring and origination of mainly credit orientated fixed income securities. The growth Cohen has realized has been a function of a variety of factors.

First, a large volume of bonds is changing hands as balance sheets are right-sized and as others see opportunity in today’s high yields. Currently Cohen’s secondary sales and trading business consists mainly of a riskless principal crossing of these types of bonds. It has clients that are all large institutions such as hedge funds, insurance companies, banks and fund managers. Cohen has a current trading revenue run rate of between $3 million to $5 million per month and traded over $3.7 billion in securities in 2008 at a time when most of its product capabilities were still in their infancy. In January alone, Cohen executed several hundred transactions and traded over $821 million in securities.

Another factor fueling Cohen’s growth is the fact that historically many of the large incumbent investment banks committed substantial amounts of capital to credit fixed income assets in support of their trading efforts. This is no longer occurring. In short, the playing field has been leveled in startling ways with respect to niche versus large brokers, provided that the niche firms have the expertise as Cohen does.

Finally, Cohen’s ability to hire talented fixed income professionals with proven revenue production capabilities who have become available as larger incumbent competitors have merged or disappeared entirely and have had to shed professionals. Cohen has hired over 20 sales people and traders in the last nine months alone. It is worth noting that our sales people and traders work on a commission based compensation system. This makes the compensation cost highly variable. Cohen does have some fixed costs mainly related to infrastructure, but we need to have many of these for our asset management business anyway.

As a merged company, we plan to continue this expansion to deepen our existing product capabilities. Cohen has a number of competitors who use the same approach such as Broadpoint Securities, Libertas Partners, which was recently purchased by Knight Capital, Jeffries, KBW, and private companies such as Cantor Fitzgerald, and Sandler O’Neill & Partners.

We plan to continue to broaden our product reach and other credit related fixed income areas where we believe the same competitive market conditions and opportunities exist. For example, we believe that the high yield bond and leverage loan markets offer opportunities to repeat the success Cohen has enjoyed in the very similar investment grade corporate bond business.

Cohen historically had fairly active new issue debt origination and securitization businesses and one intentional byproduct of its growth in capital markets has been to develop this competency further. While this business is not currently highly active, there is some activity which has the potential to increase in the short term, and over the long term we anticipate the return of this business and we anticipate being meaningful players in it.

For example, Cohen has recently acted as a placement agent on FDIC guaranteed temporary liquidity guaranty or TLG notes. While this market is in its infancy, we note that there are similarities to our historical bank trust preferred origination business. The very same banks issued FDIC guaranteed notes in either single issue or pooled form to institutional fixed income investors with us facilitating the transactions while our current activity there has been modest in volume in line with the total issuance among our core small bank clients, we are hopeful that more banks will issue in the future.

Similarly, we believe there is some prospect for the securitization business to return in some fashion. For example, under the so-called TALF program, a program sponsored by the fed and Treasury to revive what they believe to be the very important securitization market, we believe there will be a role for us to play. So while the fixed income markets in general and the credit markets in particular are challenging, Cohen has been able to adjust its business model to work within the current environment and provide the services demanded by its clients. Cohen has been able to do so with good success and has grown up its business consistently over the past two years.

We hope that we will be able to continue to do so in the future through the combined company. We believe that the proposed merger will allow both companies to scale their businesses more quickly than without the merger. As we look to the future of the fixed income trading marketplace, we envision a solidification and consolidation of the competition.

While the current environment allows for relatively low barriers to entry and profitability with limited resources, it will not last forever. Clients will need to limit their trading relationships to a manageable number and will choose only those who are most qualified. We think there will be a core group of top tier competitors who have the scale and resources necessary to capture the greatest market share and profits.

We expect that the merger will enable us to move quickly to solidify our position in this group. We believe that the combination of Alesco’s existing capital and its public listing, together with Cohen & Company’s diverse revenue sources and comprehensive operating platform will create a well capitalized company with opportunities for profitable growth.

As management and significant stakeholders in the combined company, we will be very motivated to create substantial value for all of the combined company’s owners and to have public recognition of that value. The business plan in the near term is to finalize the consolidation of Alesco and Cohen by rationalizing and integrating their operating platforms. We also intend to continue to build Cohen & Company’s broker dealer platform and existing investment funds, including Brigadier and Deep Value.

Over the medium term, we intend to continue to build these existing investment funds, expand the broker dealer platform in new and existing products, and evaluate incremental business opportunities in our areas of expertise. In addition to growing organically, we expect that there will also be opportunities to achieve growth and diversification through acquisitions of other asset management and investment firms.

Over the long term, the combined company should be well positioned to take advantage of opportunities in the corporate and asset credit management arenas as the markets recover. As one company, we believe we can effectively operate in efficient niches and should be able to continue to take advantage of our unique expertise. We believe the combined company will have greater scale and flexibility to pursue additional non-capital intensive sources of revenue, which should enhance shareholder value.

Before opening the call to questions, let me just address a few mechanical issues related to the merger. First, as I stated, there will be a proxy filed within the next several weeks. That proxy will contain detailed information about Cohen’s full year numbers and a pro forma look at the combined company. Alesco’s shareholders will have plenty of time to review those materials and to ask further questions. The transaction is not expected to be voted on until the late first half, early second half of 2009 and it’s not expected to close until the second half of 2009.

Prior to the merger, Alesco expects to complete a one for ten reverse stock split. The timing of this was to have been driven by NYSE minimum share price requirements. The NYSE has provided temporary relief to these requirements, possibly allowing for a delay in the stock split; however, such a reverse split will likely be pursued regardless of the NYSE temporary relief.

As a result of the merger, members of Cohen & Company will have the option to exchange their membership units for either shares of common stock of Alesco or replacement membership units in Cohen & Company, which may then be exchanged into shares of Alesco in the future. Certain of the Cohen members, namely those who have been members for a longer period of time, particularly Daniel Cohen, would have adverse tax consequences as a result of the conversion. It is expected that some of them will not elect to convert immediately, but most other members will.

Holders of common stock of Alesco will simply continue to hold their shares. We expect that the current shareholders of Alesco will own 62.4% of the shares of Alesco’s common stock immediately after the merger, and former unit holders of Cohen & Company will hold 37.6%. If all Cohen & Company membership interests were to be converted into Alesco’s shares in the future, current Alesco shareholders would own 38.5% and former Cohen & Company members would own 61.5% of the combined company. The combined company’s Board will be the seven current, independent directors of Alesco, plus Daniel Cohen and two additional individuals designated by Cohen & Company.

In conclusion, let me point out that this call and the call two weeks ago is not the end of the presentation to be made to you in connection with this transaction. It is just the beginning. We appreciate your willingness to take the time to learn more about the potential for the merger and to consider its merits. We are confident that you will reach much the same conclusion that we have, that this transaction is in the best interest of the Alesco shareholders. Thank you for your time and attention. I and the rest of the management team look forward to meeting and speaking with you, our shareholders, over the coming months. We will now open the call up for questions.

QUESTION AND ANSWER

OPERATOR

(Operating Instructions)

At this time, there are no questions in queue.

And we do have a question from Robert Horwitz from RH Capital. Please proceed.

ROBERT HORWITZ - RH CAPITAL ASSOCIATES LLC - ANALYST

Yes, good morning. I just joined the call. Is there a replay of this call available?

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

There will be a replay. I think the transcript, I think, will actually be posted tonight or tomorrow at the latest.

ROBERT HORWITZ - RH CAPITAL ASSOCIATES LLC - ANALYST

So it will be, okay. Very good. Okay, I will call you back with questions after I have a chance to review the —

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

Okay.

ROBERT HORWITZ - RH CAPITAL ASSOCIATES LLC- ANALYST

— transcript. Thank you very much.

OPERATOR

And your next question comes from the line of [Jeff Thompson], private investor. Please proceed.

JEFF THOMPSON PRIVATE INVESTOR

Yes, hello? Can you hear me?

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

Yes, we do.

JEFF THOMPSON PRIVATE INVESTOR

Okay, great. I have a question for you. What would be the fee to cancel the management agreement with Cohen?

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

It would be approximately $20 million. That fee’s calculated based upon the historical fees paid — it’s a multiple of the historical fee. Operator, are there any other questions?

OPERATOR

There are no more questions in queue.

JAY MCENTEE - ALESCO FINANCIAL INC. - PRESIDENT, CEO

Thank you, everyone, for taking the time to listen. We do look forward speaking with you again and providing you with additional information. Thank you.

OPERATOR

Thank you for your participation in today’s conference. This concludes your presentation. You may now disconnect. And have a wonderful day.